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                                                                   EXHIBIT 11.1
                     SYSTEMSOFT CORPORATION
             STATEMENT OF COMPUTATION OF EARNINGS (LOSS) PER SHARE

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
                                                                                            FULLY
                                                                            PRIMARY        DILUTED
                                                                            -------        -------
For the year ended January 31, 1995:
   Common stock, less shares held in treasury, beginning of period          5,953,380      5,953,380
   Issuance of cheap  stock                                                   685,338        685,338
   Issuance of common  stock                                                2,320,552      2,320,552
   Conversion of preferred stock to common stock                            4,289,270      4,289,270
   Warrant exercised                                                          258,256        258,256
   Common stock equivalents                                                 1,366,170      1,427,398
                                                                          -----------     ----------

   Weighted average stock outstanding                                      14,872,966     14,934,194
                                                                          ===========     ==========
   Net Income Per Share                                                   $      0.11     $     0.11
                                                                          ===========     ==========
For the year ended January 31, 1996:
   Common stock, less shares held in treasury, beginning of period         19,796,998     19,796,998
   Issuance of common stock                                                   788,248        788,248
   Purchase of treasury stock                                                 (31,488)       (31,488)
   Common stock equivalents                                                 2,188,534      2,211,940
                                                                          -----------     ----------

   Weighted average stock outstanding                                      22,742,292     22,765,698
                                                                          ===========     ==========
   Net Income Per Share                                                   $      0.16    $      0.16
                                                                          ===========     ==========

For the year ended January 31, 1997:
   Common stock, less shares held in treasury, beginning of period         20,946,792     20,946,792
   Issuance of common stock                                                 1,260,160      1,260,160
                                                                          ===========     ==========

   Weighted average stock outstanding                                      22,206,952     22,206,952
                                                                          ===========     ==========
   Net Loss Per Share                                                          ($1.70)        ($1.70)
                                                                          ============    ==========
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